UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐      Preliminary Proxy Statement

☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐      Definitive Proxy Statement

☒      Definitive Additional Materials

☐      Soliciting Material Pursuant to § 240.14a-12

BlackRock Funds V

BlackRock Long-Horizon Equity Fund

BlackRock Strategic Global Bond Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      ☒      No fee required.

      ☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐      Fee paid previously with preliminary materials.

☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Good day,

Unfortunately, due to a lack of shareholder participation, the BlackRock Funds shareholder meeting scheduled for October 26, 2021 has been adjourned a second time to December 23, 2021.

We’ve made numerous attempts to reach you regarding holdings for which you may be authorized to vote. If we do not receive your vote, the Fund(s) may need to continue to solicit proxies for voter participation, which will include additional mailings and phone calls. To ensure your vote is counted, please vote as soon as possible!

The Board believes the proposals are in the best interest of the Fund(s) and recommends a vote in favor of all proposals. Casting an ABSTAIN vote, however (which is a vote neither FOR nor AGAINST the applicable proposal), would count your shares and help prevent further solicitation. Additional information about the proposals can be found in the attached proxy statement.

BlackRock’s proxy solicitor, Computershare, would be happy to assist you by answering any questions about the proposals and by recording your vote over the phone. Voting by phone is a quick way to participate, ensures that your shares are represented for the meeting and removes you from the calling list.

Please call us at 1-866-650-3710 and provide reference number <<GS Number>>. We are available Monday-Friday 9:00 a.m.-11:00 p.m. Eastern Time as well as on Saturday from 12:00 p.m. - 6:00 p.m. Eastern Time.

The proxy materials contain important information; please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting  WWW.PROXY-DIRECT.COM/BLK-32307 or by calling Computershare Fund Services, the Funds’ proxy solicitor, toll free at 1-866-650-3710.

Best regards,

<<Supervisor>>

<<GS Number>>

Computershare

1-866-650-3710

211 Quality Circle, Ste. 210

College Station, TX 77845

www.cfs.computershare.com

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Computershare

211 Quality Circle, Ste. 210

College Station, TX 77845